As filed with the Securities and Exchange Commission on October 13, 1998

                                                         Registration No. 33-

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington D.C.  20549

                                    FORM S-8
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                          CELEBRITY ENTERTAINMENT, INC.
             (Exact name of registrant as specified in its charter)

                                    Delaware
          (State or other jurisdiction of incorporation or organization)

                                   11-2880337
                      (I.R.S. Employer Identification Number)

214 Brazilian Avenue, Suite 400, Palm Beach, FL                        33480
(Address of Principal Executive Offices)                            (Zip Code)

      Celebrity Entertainment, Inc. 1998 Consultant and Employee Benefit Plan

                            (Full title of the plan)

                                James J. McNamara
      President and Chief Executive Officer, Celebrity Entertainment, Inc.
                         214 Brazilian Avenue, Suite 400
                              Palm Beach, FL 33480
                     (Name and address of agent for service)

                                 (561) 659-3832
            (Telephone number, including area code, of agent for service)

           Copies of all communications, including all communications sent to the agent for service should be sent to:

                             Julia K. O'Neill, Esq.
                             Fleming & O'Neill, P.C.
                           77 Franklin St., Suite 300
                                Boston, MA 02110
                                 (617) 350-7770

                         CALCULATION OF REGISTRATION FEE

                          Amount    Proposed       Proposed
 Title of                 to be     Maximum        Maximum         Amount of
 Securities to be         regis-    Offering       Aggregate       Registra-
 Registered               tered     Price Per      Offering        tion Fee
                                    Unit           Price

 Common Stock, par        100,000   $0.4526 (1)    $45,260          $13.35
 value $.0001 per share


 Common Stock, par        100,000   $0.10          $10,000          $ 2.95
 value $.0001 per
 share, issuable upon
 exercise of stock
 options

(1) Pursuant to Rule 457(h), as there is currently no market for the securities to be offered, the book value of the securities computed as of the latest practicable date prior to the date of filing this registration statement was used. Book value per share was computed to be $0.4526, based on shareholders' equity of $118,892 and 262,690 shares of common stock outstanding. Preferred shares were not included in the calculation, as they are not currently convertible into common stock.



                                     PART II
                   INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


      Item 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

      The following documents are incorporated in this Registration Statement by reference:

      a. Celebrity Entertainment, Inc.'s (the "Company") latest annual report, filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act").

      b. All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the document referred to in (a) above.

      c. The description of the Company's Common Stock contained in the Company's Form 10, including any amendment or report filed for the purpose of updating such description.

      All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents.

      Item 4.  DESCRIPTION OF SECURITIES.

      Not applicable.

      Item 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

      Not applicable.

      Item 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      The Delaware General Corporation Law grants every corporation the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

      The Delaware statute also grants every corporation the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

      To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in the statute, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

      Article Tenth of the Certificate of Incorporation of the Company provides:

      The corporation shall, to the full extent permitted by Section 145 of the Delaware General Corporation Law, indemnify all persons whom it may indemnify pursuant thereto. The corporation is hereby further authorized to advance litigation expenses to its attorneys to defend and/or prosecute any action for or on behalf of the corporation or its Board of Directors, without further action by the Board of Directors. Additionally, the directors and officers of the corporation are not obligated to repay an advancement of expenses unless there is a specific determination made that the Director or Officer is not entitled to indemnification.

The general effect of the foregoing provisions is that any officer or director will be indemnified by the Company for any action taken in his capacity as such so long as he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

      Item 7.  EXEMPTION FROM REGISTRATION CLAIMED.

      Not applicable.

      Item 8.  EXHIBITS.

      The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.

       Item 9.  UNDERTAKINGS.

      The Company hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, post-effective amendments to this Registration Statement

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply to information required to be included in a post-effective amendment by those paragraphs which are contained in periodic reports filed by the registrant pursuant to section 13 of section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Plan.

      (4) That, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or
Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act, and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Palm Beach, Florida, on the 9th day of October, 1998.

                                          Celebrity Entertainment, Inc.


                                          By: /s/ James J. McNamara
                                          James J. McNamara, President

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signatures              Name and Title                            Date


/s/ James J. McNamara   James J. McNamara, President, Chief       Oct. 9, 1998
                           Executive Officer and Director

/s/ J. William Metzger  J. William Metzger, Chief Financial       Oct. 9, 1998
                           Officer, Executive Vice President,
                           Treasurer, Secretary and Director





Item 8.  EXHIBITS

The following exhibits are filed as part of this Registration Statement:


5.1 Opinion of Fleming & O'Neill, P.C. regarding legality of securities being registered.

23.1  Consent of Holyfield Associates, P.A.

23.2  Consent of Fleming & O'Neill, P.C. (included as part of Exhibit 5.1).